Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Burlington Northern Santa Fe, LLC of our report dated February 11, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Burlington Northern Santa Fe Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us as experts in the first paragraph under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Fort Worth, Texas
May 12, 2010